Exhibit 10.9

July 20, 2019

Brian Wong

Dear Brian,

This letter agreement (the “Agreement”) sets forth the terms and conditions of your continued employment with RAPT Therapeutics, Inc. (“RAPT” or the “Company”). This Agreement supersedes and replaces all prior written employment agreements, offer letters, or oral promises regarding the subject matter herein, including, but not limited to, your initial July 14, 2015 offer letter agreement with the Company and your offer letter amendment dated March 1, 2018.

1.    Position; Location. You will continue to serve as the Company’s President, Chief Executive Officer and Director and will be responsible for such duties as are assigned to you by the Company’s Board of Directors (the “Board”). This position is full-time. As an exempt salaried employee, you are expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and will not be eligible for overtime compensation. You will continue to work out of RAPT’s offices located at 561 Eccles Avenue, South San Francisco, CA 94080. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

2.    CIIAA; Company Policies. You are required to continue to abide by the terms of the confidential information and inventions assignment agreement (the “CIIAA”) that you previously executed. In addition, you must continue to comply with Company’s personnel policies and procedures as they may be interpreted, adopted or revised from time to time in the Company’s sole discretion.

3.    Base Salary. You will continue to receive an annualized base salary of $440,000, subject to deductions for taxes and other withholdings as required by law, and payable in accordance with RAPT’s payroll cycle; provided, however, that contingent upon and effective as of the closing of the Company’s initial public offering, your annualized base salary will be increased to $484,000.

4.    Annual Bonus. You will continue to be eligible for an annual (calendar year) discretionary bonus, with a target amount equal to 40% of your annual base salary, contingent upon achievement, in the Company’s sole discretion, of individual and corporate performance objectives established by the Company, as well as any other criteria the Company deems relevant (the “Annual Bonus”); provided, however, that contingent upon and effective as of the closing of the Company’s initial public offering, the target amount of your Annual Bonus will be increased to 50% of your annual base salary. To receive payment of any Annual Bonus, you must be employed by the Company through the date of payment of the Annual Bonus. Any Annual Bonus will not be earned until paid and will be paid on or before March 15 of the year following the year to which the Annual Bonus relates. If your employment terminates for any reason prior to the payment date of the Annual Bonus, you will not have earned, and will not be paid, any pro-rated Annual Bonus.

5.    Equity. Your existing equity awards will continue to be governed by the terms of the applicable plan documents, grant notices and equity agreements. In addition, you shall continue to be eligible for further equity awards from time to time as determined by the Board in its sole discretion.

6.    Benefits. During your employment, you shall continue to be eligible to participate in the employee benefit plans maintained by RAPT as are in effect from time to time and generally available to similarly situated RAPT employees, subject in each case to the generally applicable terms and conditions of the plan in question and Company policies. In addition, you will continue to be eligible for paid time off consistent with applicable law and the RAPT policy generally applicable to similarly situated RAPT employees. Any benefits offered by RAPT are subject to change without notice at the sole discretion of RAPT.

7.    Termination of Employment; Severance.

(a)    At-Will Status. The Company and you understand and agree that your employment relationship is at-will. Accordingly, there are no promises or representations concerning the duration of your employment relationship, which may be terminated by either you or Company at any time, with or without Cause (as defined herein) or Good Reason (as defined herein), and with or without advance notice. Your at-will status cannot be altered except in an express written agreement signed by you and the Company with specific written approval of the Board.

(b)    Resignation by You. You may resign from the Company with or without Good Reason. You agree to provide at least three (3) weeks advance written notice of a resignation without Good Reason, to allow for an orderly transition. The Company may accelerate the date your resignation is to become effective, in its sole discretion.

(c)    Final Pay upon Termination for Any Reason. Except as otherwise provided by this Agreement and/or required by law, upon termination of your employment for any reason, the Company’s obligation to make payments hereunder shall cease, except that the Company shall pay all amounts due and payable for your services through your last day of employment (the “Separation Date”), including all accrued unpaid base salary earned through the Separation Date, any benefits accrued prior to the Separation Date, all accrued but unused vacation as of the Separation Date, and any reimbursable business expenses incurred but unreimbursed as of the Separation Date.

(d)    Severance Benefits Unrelated to a Change in Control. If your employment is terminated by the Company without Cause (and not due to your death or disability), or due to your resignation for Good Reason, in either case not within the twelve (12) month period following the effective date of a Change in Control (as defined herein), then subject to the preconditions set forth below in Section 7(f), you shall be eligible to receive the following severance benefits:

(i)    Payment of severance equal to twelve (12) months of your base salary in effect immediately prior to the Separation Date (or, the level in effect prior to any reduction of base salary that constitutes Good Reason), less applicable payroll tax withholdings and deductions, to be paid in the form of salary continuation beginning on the first regularly scheduled payroll date of the Company following the 60th day following your Separation from Service (as defined herein).

(ii)    In addition, provided you timely elect to continue your group health insurance coverage after the Separation Date pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or any state law of similar effect (collectively, “COBRA”), the Company will reimburse the monthly COBRA premiums (the “COBRA Payments”) you pay to continue your health insurance coverage (including dependent coverage) under COBRA until the earlier of (A) a period of twelve (12) months after the Separation Date, (B) the date you become eligible for group health insurance coverage through a new employer or (C) the date you cease to be eligible for COBRA coverage (the “COBRA Payment Period”). You must submit to the Company appropriate documentation of the foregoing health insurance payments, within sixty (60) days of making such payments, in order to be reimbursed. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Payments without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), at the end of each remaining month of the COBRA Payment Period, the Company shall pay you directly a taxable monthly amount which, after taxes, equals the COBRA Payment amount the Company would have otherwise paid to you. You agree to promptly notify the Company in writing if you become eligible for group health insurance coverage through a new employer before the end of the COBRA Payment Period.

(e)    Change in Control Termination. If your employment is terminated by the Company without Cause (but not due to your death or Disability), or you resign for Good Reason, and in either case such termination or resignation occurs within twelve (12) months after the effective date of a Change in Control (as defined below), then subject to the preconditions set forth below in Section 7(f), you shall be eligible to receive the following severance benefits:

(i)    Payment of severance equal to eighteen (18) months of your base salary in effect immediately prior to the Separation Date (or, the level in effect prior to any reduction of base salary that constitutes Good Reason), less applicable payroll tax withholdings and deductions, to be paid in the form of salary continuation beginning on the first regularly scheduled payroll date of the Company following the 60th day following your Separation from Service;

(ii)    Accelerated vesting of your equity awards so that you become one hundred percent (100%) vested in all such equity awards (unless otherwise specified in the applicable equity award agreement governing the applicable award);

(iii)    A lump sum cash payment equal to your target Annual Bonus less deductions and withholdings, to be paid on the first regularly scheduled payroll date of the Company following the 60th day following your Separation from Service); and

(iv)    Provided you timely elect to continue your group health insurance coverage after the Separation Date pursuant to COBRA, the Company will reimburse the COBRA Payments you pay to continue your health insurance coverage (including dependent coverage) under COBRA until the earlier of (A) a period of eighteen (18) months after the Separation Date, (B) the date you become eligible for group health insurance coverage through a new employer or (C) the date you cease to be eligible for COBRA coverage (the “CIC COBRA Payment Period”). You must submit to the Company appropriate documentation of the foregoing health insurance payments, within sixty (60) days of making such payments, in order to be reimbursed. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Payments without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), at the end of each remaining month of the CIC COBRA Payment Period, the Company shall pay you directly a taxable monthly amount which, after taxes, equals the COBRA Payment amount the Company would have otherwise paid to you. You agree to promptly notify the Company in writing if you become eligible for group health insurance coverage through a new employer before the end of the CIC COBRA Payment Period.

(f)    Preconditions. As a precondition to receiving any severance benefits under this Agreement, you must (i) remain in compliance with all continuing obligations you owe to the Company, including those under this Agreement and your CIIAA, and (ii) within twenty-one (21) days after the Separation Date (or forty-five (45) days after the Separation Date, in the event of a group reduction-in-force), you must timely sign and return to the Company a release of claims in a form acceptable to the Company and allow the release to become fully-effective and non-revocable by its terms.

(g)    Prior CIC Benefits. You and the Company hereby acknowledge and agree that: (i) this Agreement supersedes in its entirety any agreement, plan, or portion thereof pursuant to which you are or were entitled to any benefits in the event of a Change in Control, such that the parties’ rights and obligations under any such prior agreement, plan, or portion thereof are null and void; and (ii) the severance benefits described in Section 6(e) are the sole benefits to which you shall be entitled in the event of a separation following a Change in Control.

8.    Definitions.

(a)    Cause. For purposes of this Agreement, “Cause,” as determined by the Board acting in good faith and based on information then known to it, means: (i) your conviction (including a guilty plea or a no contest plea) of a felony, or of any other crime involving fraud, dishonesty or moral turpitude; (ii) your attempted commission of or participation in a fraud or act of material dishonesty against the Company; (iii) your material breach of any written agreement between you and the Company (including but not limited to your CIIAA) or material breach or material neglect of any statutory or fiduciary duty you owe to the Company as reasonably determined by the Company’s Chief Executive Officer and the Board, in each case, after having provided you with not less than 30 days written notice of same and with the opportunity to cure of the same duration to the extent curable; or (iv) your conduct that constitutes gross insubordination, incompetence or habitual neglect of your duties as reasonably determined by the Board, in each case, after having provided you with not less than 30 days written notice of same and with the opportunity to cure of the same duration to the extent curable.

(b)    Good Reason. For purposes of this Agreement, “Good Reason” for your resignation of your employment will exist following the occurrence of any of the following without your written consent: (i) a material reduction in your duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless your new duties are substantially reduced from the prior duties; (ii) relocation of your principal place of employment to a place that increases your one-way commute by more than seventy five (75) miles as compared to your then current principal place of employment immediately prior to such relocation; or (iii) a reduction of at least 10% of your base salary or base compensation (unless pursuant to a salary or base compensation reduction program applicable generally to the Company’s key employees), which percentage the parties agree is a “material” reduction; provided, however, that in order to resign for Good Reason, you must (1) provide written notice to the Company within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, (2) allow the Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, your resignation from all positions you then hold with the Company is effective not later than 90 days after the expiration of the cure period.

(c)    Change in Control. For purposes of this Agreement, “Change in Control” means: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions; or (ii) a sale, lease or other conveyance of all or substantially all of the assets of the Company, in each case, only to the extent such event also constitutes a “change in ownership” of the Company or a “change in the ownership of a substantial portion of the Company’s assets” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if required for compliance with Section 409A of the Code.

9.    Code Section 409A Compliance.

(a)    Notwithstanding anything set forth in this Agreement to the contrary, any payments and benefits provided pursuant to this Agreement which constitute “deferred compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code shall not commence until you have incurred a “separation from service” (as such term is defined in the Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A.

(b)    For the avoidance of doubt, it is intended that the payments and benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5)

and 1.409A-1(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that any payments upon your Separation From Service set forth herein and/or under any other agreement with the Company constitute “deferred compensation” under Section 409A and you are, on your Separation From Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely, to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments upon your Separation From Service shall be delayed until the earlier to occur of: (a) the date that is six months and one day after your Separation From Service or (b) the date of your death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (A) pay to you a lump sum amount equal to the sum of the payments upon your Separation From Service that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the severance benefits had not been so delayed pursuant to this section and (B) commence paying the balance of the severance benefits in accordance with the applicable payment schedules set forth in this Agreement.

10.    280G.

(a)    If any payment or benefit that you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the 280G Payment that would result in no portion of the 280G Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the 280G Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the 280G Payment may be subject to the Excise Tax. If a reduction in a 280G Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b)    Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the 280G Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, 280G Payments that are contingent on future events (e.g., being terminated without Cause), will be reduced (or eliminated) before 280G Payments that are not contingent on future events; and (C) as a third priority, 280G Payments that are “deferred compensation” within the meaning of Section 409A of the Code will be reduced (or eliminated) before 280G Payments that are not “deferred compensation” within the meaning of Section 409A of the Code.

(c)    If Section 280G of the Code is not applicable by law to you, the Company will determine whether any similar law in your jurisdiction applies and should be taken into account.

(d)    The independent professional firm engaged by the Company for general tax audit purposes as of the day prior to the effective date of the Change in Control will make all determinations required to be made under this Section. If the firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company will appoint a nationally recognized independent professional firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The Company will use commercially reasonable efforts to cause the firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Company and you within thirty (30) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Company or you) or such other time as requested by the Company or you.

(e)    If you receive a 280G Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the 280G Payment is subject to the Excise Tax, you will promptly return to the Company a sufficient amount of the 280G Payment (after reduction pursuant to clause (x) of the first paragraph of this Section) so that no portion of the remaining 280G Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of the first paragraph of this Section, you will have no obligation to return any portion of the 280G Payment pursuant to the preceding sentence.

11.    Conflicts. You agree that while employed by the Company you will not engage in any other employment, consulting or other business that would interfere with your duties to the Company or create a conflict of interest. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

12.    Outside Activities. You agree to devote such of your business time, energy, and skill to the affairs of the Company and its subsidiaries as shall be necessary to perform the duties of such positions; provided, however, that you may engage in civic and not-for-profit activities (e.g. charitable and industry association activities) so long as such activities do not materially interfere with your obligations to the Company or create a conflict of interest. You further agree that if, during the term of your relationship with the Company, you wish to perform any consulting or outside activities for any business or for-profit entities, including serving on any advisory boards or boards of director of for-profit entities, any such additional activities shall require the Company’s prior written consent.

13.    Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

14.    Miscellaneous. This Agreement, together with its exhibits and any documentation related to your equity interests, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Except for terms reserved to the Company’s discretion, no term or provision of this Agreement may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company. This Agreement will be governed by the laws of California. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

If you are in agreement with the terms set forth above, please sign below and return the signed Agreement.

Sincerely,

/s/ William Rieflin
William Rieflin, Chair of the Board

Understood and Accepted:

/s/ Brian Wong	July 20, 2019
Brian Wong	Date